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                                                                    EXHIBIT 13

                       {Letterhead of Univar Corporation}

                                 April 22, 1996

VIA FAX NO. 31-10-213-0512

Dr. Sjoerd D. Eikelboom
Royal Pakhoed N.V.
333 Blaak
3011 GB Rotterdam
The  Netherlands

    Re:      Univar Corporation
             Royal Pakhoed N.V.
             Environmental Due Diligence Agreement ("DUE DILIGENCE AGREEMENT")

Dear Sjoerd:

         Reference is made to the Confidentiality and Standstill Agreement in connection with a possible transaction involving Royal Pakhoed N.V. ("PAKHOED") and Univar Corporation ("UNIVAR") dated April 12, 1996 and the "TENDER OFFER PROTOCOL" attached thereto as Exhibit B. The Confidentiality and Standstill Agreement contemplates performance of environmental due diligence of Univar to be conducted on behalf of Pakhoed by Pakhoed's legal counsel, Graham & James ("G&J"), and Pakhoed's environmental consultant, Harding Lawson Associates ("HLA"). Both G&J and HLA have provided professional services for Univar in the past and HLA continues to provide professional services for Univar. Univar and Pakhoed hereby consent to G&J's and HLA's representation of Pakhoed in this proposed transaction. Any defined terms beginning with an initial capital used herein which are not defined in this Due Diligence Agreement shall have the same meaning as in the Confidentiality and Standstill Agreement. In consideration of the continued good faith negotiations between Pakhoed and Univar and the mutual benefits accruing to Pakhoed and Univar by virtue of their cooperation in this due diligence effort, Pakhoed and Univar agree as follows:

1. Pakhoed and Univar agree to cooperate each with the other and the other's legal counsel as well as with HLA as provided in this Due Diligence Agreement. Any approval required of or from Pakhoed or Univar pursuant to this Due Diligence Agreement shall

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Dr. Sjoerd D. Eikelboom
Due Diligence Agreement
April 22, 1996
Page 2

         not be unreasonably withheld, conditioned or delayed. To the extent necessary or appropriate, Pakhoed and Univar and/or their legal counsel shall meet each with the other and with HLA, in person or via conference call, to implement this Due Diligence Agreement. The scope of, approach for and other terms concerning as well as the work to be performed by HLA and G&J, and the time frame in which such work shall be accomplished, are stated in the attached Exhibit A, "Due Diligence Approach" ("SCOPE"), which is incorporated fully by this reference.

2. Pakhoed shall pay all fees and costs of HLA's and G&J's performance of the Scope. Univar shall pay the costs of its legal counsel and the cost of providing a location in the Seattle area for file review as contemplated in the Scope. Pakhoed shall pay all other costs of its due diligence and the cost of providing any document review facility outside of the Seattle area.

3. On the terms and for the limited purposes provided in the Scope, Univar grants Pakhoed, G&J and HLA access to its files and personnel (as identified in the Scope) to perform the Scope.

4. All preliminary and final results of due diligence shall be the sole property of Pakhoed and Pakhoed shall not provide Univar any information concerning its due diligence.

5. All results, reports, and any information obtained or developed by Pakhoed, HLA or G&J pursuant to this Due Diligence Agreement and all results, reports, and any other information obtained or developed using information obtained in this due diligence shall constitute "EVALUATION MATERIAL" under the Confidentiality and Standstill Agreement, shall be subject to the terms and conditions therein and shall be referred to herein as the "ENVIRONMENTAL EVALUATION MATERIAL." All Environmental Evaluation Material shall be G&J attorney work product and shall be protected from disclosure by G&J's attorney-client privilege with Pakhoed and the attorney work product privilege, as well as other applicable privileges, and may not be provided to or used by any person other than those employed by Pakhoed and its Representatives who have an actual need to know such information, and who shall be advised of and agree to be bound by the Confidentiality and Standstill Agreement before Evaluation Material is provided to them.

6. All such results, reports and documentary information shall bear, as a header on each page, the following legend:

                           PRIVILEGED AND CONFIDENTIAL
               PREPARED AT THE DIRECTION OF PAKHOED LEGAL COUNSEL
                         DO NOT REPRODUCE OR DISTRIBUTE


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Dr. Sjoerd D. Eikelboom
Due Diligence Agreement
April 22, 1996
Page 3


7. UNLESS SPECIFIC ARRANGEMENTS ARE MADE, FAXES AND OTHER WRITTEN NOTICES ARE TO BE SENT ONLY TO SCOTT VOKEY WHOSE ADDRESS AND PHONE NUMBER IS:

                                 Scott R. Vokey
                              Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington 98104-7078
                               Tel: (206) 623-7580
                          Tel: (206) 467-7605 (direct)
                               Fax: (206) 623-7022

8. This Due Diligence Agreement shall be effective when signed by authorized representatives of Pakhoed, Univar, G&J and HLA and shall terminate upon the successful conclusion of the merger contemplated by the Confidentiality and Standstill Agreement. Each of the individuals signing below on behalf of Pakhoed, G&J, and HLA represents and warrants to Univar that he or she is authorized to sign on behalf of the entity he or she represents. This letter agreement may be executed in two or more counterparts by facsimile signature, all of which taken together shall constitute one instrument.

9. Pakhoed acknowledges that upon the execution of this Due Diligence Agreement and agreement on the minimum acceptable tender offer price per Section 2.3 of the Tender Offer Protocol, the two year standstill provisions of the Confidentiality and Standstill Agreement are hereby effective.

                                       Sincerely,

                                       Univar Corporation

                                       /s/  William A. Butler

                                       William A. Butler
                                       Vice President, General Counsel
                                       and Corporate Secretary


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Dr. Sjoerd D. Eikelboom
Due Diligence Agreement
April 22, 1996
Page 4


AGREED TO AND ACCEPTED:

ROYAL PAKHOED N.V.                                   GRAHAM & JAMES

By:  /s/  Dr. Sjoerd D. Eikelboom                    By:   /s/  Nicholas Unkovic

Name:   Dr. Sjoerd D. Eikelboom                      Name:  Nicholas Unkovic

Title:  Senior Vice President                        Title:  Partner

Date:    April 25, 1996                              Date:  April 25, 1996



HARDING LAWSON ASSOCIATES

By:   /s/ Victor Johnson

Name: Victor R. Johnson, Jr.

Title:  Senior Vice President

Date:  April 24, 1996

cc:      Wayne E. Grotheer, with Exhibit A
         Joel S. Summer, with Exhibit A
         Scott R. Vokey, with Exhibit A
         Richard B. Dodd, with Exhibit A
         Maureen Bennett, with Exhibit A
         Nicholas Unkovic, with Exhibit A
         Victor Johnson, with Exhibit A.


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                                    Exhibit A

                             Due Diligence Approach

                                 April 22, 1996

A.       Guiding Principles

         Univar and Pakhoed wish to permit Pakhoed to evaluate (solely for purposes of the proposed transaction) environmental and product, toxic tort and similar liabilities related to Univar on the schedule set forth in the Protocol, while preserving the confidentiality of the proposed transaction and of the information collected during due diligence.

         Therefore, except as otherwise consented to by Univar, information shall be gathered only from the sources and in accordance with the procedures specified in this Due Diligence Approach and not from Univar facilities (other than its Kirkland headquarters) or through contacts with regulatory agencies. It is expected that some information will be needed from excluded sources, but Univar will make that information available only as agreed by the parties, for example by having Univar personnel or counsel obtain the information in a manner designed to protect confidentiality.

         Subject to the limitations in this Due Diligence Approach, the due diligence shall cover all known active and inactive Univar sites, in the US and elsewhere, including offsite locations where Univar may be a responsible/liable party.

         It has been estimated that this due diligence should take six weeks, but the Protocol requires that the due diligence be completed by May 24, 1996, which is expected to allow less than a month for due diligence. Therefore, both parties will make appropriate personnel and resources available on a priority basis to accomplish the due diligence by May 24, 1996.

         The due diligence will be conducted in a cooperative fashion designed to limit to the extent possible the need to obtain information from excluded sources while providing as much information as possible, keeping in mind the practical limitations imposed by the time available and the need for confidentiality.

B.       Personnel

         Graham and James ("G&J") will retain Harding Lawson Associates ("HLA"). Pakhoed's due diligence will be conducted by representatives of Pakhoed, HLA and G&J (the "Pakhoed team"). While Pakhoed retains the right to designate its team, it is expected that those representatives will for most purposes include: Rino Wong (Pakhoed); Vic Johnson ("VJ"), Larry Floyd ("LF") and Jim Briedlow ("JB")
(HLA); and Maureen Bennett and either Andy Port

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or Rupert Hansen (G&J). Others who may be involved on a less frequent basis include Sjoerd Eikelboom, Roy Wansik and Jean Warren (Pakhoed) and Nick Unkovic (G&J).

         The Pakhoed team will have its primary contacts with Wayne Grotheer ("WG") and Joel Summer ("JS") (Univar) and Scott Vokey ("SRV") of Preston Gates & Ellis ("PG&E"), but may also have contacts with Jim Wiborg, Paul Hough, Gary Pruitt, Bill Butler and Rick Dodd (PG&E).

C.       Information Sources

         Univar will make available in an offsite data room at a site to be designated by Pakhoed:

                  1) all relevant and reasonably accessible information located in Univar's Kirkland headquarters or headquarters storage or under PG&E's control,

                  2)       Univar's FY 1997 capital budget,

                  3) to the extent reasonably available, existing lists of known active and inactive Univar sites, including third party sites where Univar may be a responsible/liable party, and

                  4) on a priority basis, the assistance of the Univar personnel and representatives described above.

         The Pakhoed team will also have access to information:

                  1) contained in the files of Pakhoed, G&J and HLA (provided that HLA personnel other than VJ, LF and JB who have worked for Univar may not be informed of this project or that such information is being used),

                  2) available from commercially available data bases such as commercial electronic due diligence services (such as EDR) and from commercial serial photograph services, city directory services and historical mapping services (such as Sanborn),

                  3) available from other sources with prior permission of Univar, and

                  4) derived from discussions with the Univar personnel and representatives described above.

         Except as described above, the Pakhoed team will not, with respect to Univar and without prior permission from Univar


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                  1)       contact any present or former Univar officers,
                           directors, employees, attorneys, consultants, agents or other advisors, including without limitation present or former project managers,

                  2) contact any regulatory agency or its present or former personnel, contractors, consultants, attorneys or advisors, or review or request copies of any regulatory agency file,

                  3) visit, or request from any third person information concerning, (a) any present or former Univar leased or owned site or (b) any third party site at which Univar is or may be a potentially responsible/liable party, or

                  4) review (a) the files of project managers or (b) files located at Univar facilities.

It is nevertheless expected that, with respect to a limited number of sites or pending or threatened litigation, information will be required from one or more of the above excluded sources. It is also expected that information that cannot now reasonably be anticipated will be required. The Pakhoed team will limit requests for such information to the extent possible, and Univar will cooperate to obtain such information in a manner agreeable to both Univar and Pakhoed. With respect to regulatory agency contacts, due to the difficulty in scheduling appointments with such agencies, the parties will use their best efforts to identify and pursue any such required contacts as early as possible in the process.

D.       Due Diligence Process and Schedule

         The due diligence process will commence upon execution of this agreement and agreement on the minimum acceptable tender offer price per Section
2.3 of the Protocol, extending the Pakhoed standstill period to two years. These conditions are expected to be fulfilled on April 26, 1996.

         Univar will make the information it is to provide (described above) available in the data room on April 29, 1996. The due diligence will commence that day with interviews of WG, JS and SRV, and will be completed no later than May 24, 1996. The parties will make available the personnel and resources necessary to accomplish this schedule.

E.       Uses of Due Diligence Information

         Neither Pakhoed, G&J, nor HLA will use any information developed during the due diligence for any purpose other than evaluation of the potential transaction, including but not limited to any attempt to require Univar to set environmental reserves, change any accounting policy, force Univar to make any disclosure, or in connection with any Univar project.

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         Univar will not be required to develop any new cost estimates, and
Pakhoed, G&J and HLA will keep confidential and not disclose to Univar or to any third parties any cost estimates or other information that Pakhoed, G&J or HLA may develop, in the course of the due diligence investigation.

         Pakhoed, HLA and G&J shall destroy all information developed pursuant to this due diligence protocol, including without limitation notes, schedules, and reports, if the potential transaction does not close in accordance with the Confidentiality and Standstill Agreement dated April 12, 1996.